EXHIBIT 99.1

CONTACT:	STRATUS SERVICES GROUP, INC.
Suzette Nanovic Berrios, Esq.
(732) 866-0300 - Fax (732) 866-6676

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP ANNOUNCES ITS FISCAL 2004 RESULTS;
FISCAL YEAR REVENUES INCREASE 44%;
QUARTERLY REVENUES INCREASE 55%

Manalapan, New Jersey - December 23, 2004 - Stratus Services Group, Inc. (OTC Bulletin Board: SSVG.OB), the SMARTSolutions(TM) Company, announced today its financial results for its fiscal year ended September 30, 2004.

In Fiscal 2004, revenues from continuing operations were $110.5 million, a 44% increase over $76.6 million for Fiscal 2003. Revenues for the quarter ended September 30, 2004, as compared to the same period for 2003, increased 55%.

As noted in the Company's September 30, 2004 financials, the operating loss from continuing operations decreased from ($2,656,294) in Fiscal 2003 to ($654,912) in Fiscal 2004. Operating income for the quarter ended September 30, 2004 was $389,145 compared to a loss of ($818,423) for the quarter ended September 30, 2003.
Stratus Services Group, Inc.
Financial Highlights*

	FYE		Q/E
	9/30/04	9/30/03	9/30/04	9/30/03
Continuing Operations:
Revenues	110,499,451	76,592,209	33,226,284	21,382,814

Operating income (loss)	(654,912)	(2,656,294)	389,145	(818,423)

Net earnings (loss) from continuing operations	(1,085,948)	(4,433,132)	2,134,141**	(1,388,747)

*	Full financials will be reflected in the Company's Form 10-K for the fiscal year ended September 30, 2004.

**	This includes a gain as a result of the Company's settlement with its Series A Preferred Shareholders.

Joseph J. Raymond, Sr., President and CEO, commented, "Our gross revenues for the year ended September 30, 2004 reflect a substantial increase over last year's gross revenues, and the gross revenues for the quarter ended September 30, 2004 reached record levels of in excess of $33 million. This revenue increase, a result of internal growth, is expected to continue for fiscal 2005."

"I am extremely pleased that the Company is finally reaping the benefits of its philosophy of buying assets of other staffing companies in a down market."

"The economy is improving, particularly for the staffing industry, and, as a result, the Company has turned the corner and its long-term plan is coming to fruition."

"The Company completed its continuous offering in August 2004, which, together with the Company's Exchange Offer, has restructured the Company's Preferred Stock to eliminate potential toxic convertible provisions which, in turn, hopefully will increase the Company's stock price. The Company has also increased sales to record levels, and has implemented its cost-cutting plan. Additionally, the Company has successfully stabilized its payroll burden, including worker's compensation costs, and, as a result, its branch offices are actively growing sales such that the Company's backlog of work is continuing to increase. The Company projects that this increase in backlog of work will continue into the future, as will revenues."

Stratus is a national provider of business productivity consulting and staffing services through a network of 30 offices in 7 states. Through its SMARTSolutions(TM) technology, Stratus provides a structured program to monitor and reduce the cost of a customer's labor resources. Through its Stratus Technology Services, LLC joint venture, the Company provides a broad range of information technology staffing and project consulting.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to raise capital to support its operation, the continued cooperation of the Company's creditors and government regulations.

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